Exhibit 24.1

AUTHORIZATION LETTER

July 29, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Attn:  Filing Desk

To Whom It May Concern:

By means of this letter I authorize Tina S. Nova, Ph.D., Douglas A. Schuling and Christian V. Kuhlen, M.D., Esq., or each of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of Genoptix, Inc.  Each of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.

This authorization shall remain in effect until revoked in writing by me.

Yours truly,

/s/ Larry McCarthy
Larry McCarthy